                                                                    EXHIBIT 12.1

                         THE SPORTS CLUB COMPANY, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                    FISCAL YEAR ENDED DECEMBER 31,          PRO FORMA
                                             --------------------------------------------   ---------
                                              1994     1995     1996     1997      1998      1998(1)
                                             ------   ------   ------   -------   -------   ---------
                                                        (DOLLARS IN THOUSANDS)
EARNINGS
  Net income before income taxes and         $3,044   $2,778   $2,886   $ 2,554   $10,126    $ 2,455
     extraordinary charge..................
  Equity interest in net income of             (641)    (860)    (631)     (696)     (880)      (880)
     unconsolidated subsidiary.............
  Distributions from unconsolidated             258      320      623       469       447        447
     subsidiaries..........................
  Fixed charges............................   2,678     4405    4,675    10,694    10,646     18,317
                                             ------   ------   ------   -------   -------    -------
     Total earnings........................  $5,339   $6,643   $7,553   $13,021   $20,339     20,339
                                             ======   ======   ======   =======   =======    =======
FIXED CHARGES
  Interest expense.........................  $1,213   $2,600   $2,682   $ 3,206   $ 1,629    $ 9,300
  Interest capitalized.....................      --       --       33        50       843        843
  Rent.....................................   1,465    1,805    1,960     7,438     8,174      8,174
                                             ------   ------   ------   -------   -------    -------
     Total fixed charges...................  $2,678   $4,405   $4,675   $10,694   $10,646    $18,317
                                             ======   ======   ======   =======   =======    =======
Ratio of earning to fixed charges..........    2.0x     1.5x     1.6x      1.2x      1.9x       1.1x
                                             ======   ======   ======   =======   =======    =======
INTEREST CAPITALIZED
  Spectrum Club -- Puente Hills............  $   --   $   --   $   --   $    --   $    50    $    50
  Sports Club/Rockefeller Center...........      --       --       --        --        30         30
  Spectrum Club -- Valencia................      --       --       33        50        --         --
  Spectrum Club -- Thousand Oaks...........      --       --       --        --       763        763
                                             ------   ------   ------   -------   -------    -------
     Total interest capitalized............  $   --   $   --   $   33   $    50   $   843    $   843
                                             ======   ======   ======   =======   =======    =======

---------------
(1) Adjusted to give effect to the offering of the Old Notes and the application of the proceeds therefrom as if the offering occurred on January 1, 1998.